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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                       Applied Microsystems Corporation
                  -----------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -----------------------------------------
                        (Title of Class of Securities)

                                 037935 10 3
                  -----------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)                 Page 1 of 5 pages

CUSIP No.  037935 10 3             SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert L. Deinhammer
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    534,994
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   534,994
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          534,994
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

ITEM 1 (A) Name of Issuer:         Applied Microsystems Corporation

ITEM 1 (B) Address of Issuer's Principal Executive Offices:
                                   5020 148th Avenue N.E.
                                   Redmond, Washington 98052

ITEM 2 (A) Name of Person Filing:  Robert L. Deinhammer

ITEM 2 (B) Address of Principal Business Office, or, if none, Residence:
                                   c/o Applied Microsystems Corporation
                                   5020 148th Avenue N.E.
                                   Redmond, Washington 98052

ITEM 2 (C) Citizenship:            U.S.A.

ITEM 2 (D) Title of Class of Securities:
                                   Common Stock

ITEM 2 (E) CUSIP Number:           037935 10 3


ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           NOT APPLICABLE.

ITEM 4     Ownership:
           (a)   Amount Beneficially Owned:     534,994

           (b)   Percent of Class:    8.2%

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    (c)    Number of shares as to which such person has:

           (i)    Sole power to vote or to direct the vote:             534,994

           (ii)   Shared power to vote or to direct the vote:                 0

           (iii)  Sole power to dispose or direct the disposition of:   534,994

           (iv)   Shared power to dispose or to direct the disposition of:    0

ITEM 5     Ownership of Five Percent or Less of a Class:
                                                              NOT APPLICABLE


ITEM 6     Ownership of More than Five Percent on Behalf of Another Person:
                                                              NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                                                              NOT APPLICABLE

ITEM 8     Identification and Classification of Members of the Group:
                                                              NOT APPLICABLE

ITEM 9     Notice of Dissolution of Group:
                                                              NOT APPLICABLE

ITEM 10    Certification:

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February  11, 1997


                                       /s/  Robert L. Deinhammer
                                       --------------------------------------
                                       Robert L. Deinhammer